                                                                  (Exhibit 8.01)

                        [LETTERHEAD OF SIDLEY & AUSTIN]


                                          March 16, 1998



Campbell & Company, Inc.

General Partner of
Campbell Strategic Allocation Fund, L.P.
210 West Pennsylvania Avenue
Baltimore, Maryland 21204

           Re: Registration Statement on Form S-1

Dear Sir or Madam:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about June 12, 1997, (the "Registration Statement"), relating to Units of Limited Partnership Interest ("Units") of Campbell Strategic Allocation Fund, L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.


     We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion expressed under the caption "Federal Income Tax Aspects" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement that the Fund will be classified as a partnership for federal income tax purposes.


     We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Aspects" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

                                          Very truly yours,

                                          Sidley & Austin